Exhibit 99.1

AVITA Medical Reports First Fiscal Quarter 2022 Financial Results

VALENCIA, Calif, November 8, 2021 and MELBOURNE, Australia, November 9, 2021 — AVITA Medical, Inc. (NASDAQ: RCEL, ASX:AVH) (the “Company”), a regenerative medicine company that is developing and commercializing a technology platform that enables point-of-care autologous skin restoration for multiple unmet needs, today reported financial results for its first fiscal quarter ended September 30, 2021.

First Quarter Fiscal Year 2022 Highlights

•	Total revenue increased 39% to $7.0 million compared to $5.1 million in the first fiscal quarter of 2021

•	Gross profit margin improved 3% to 85% compared to the first fiscal quarter of 2021

•	Total operating expenses decreased 18% to $12.3 million compared to $14.9 million in the first fiscal quarter of 2021

•	Net loss of $5.9 million, or $0.24 per share compared to a net loss of $10.2 million, or $0.48 per share in the first fiscal quarter of 2021

•	As of September 30, 2021, the Company had $60.4 million in cash and cash equivalents and $49.5 million in short-term and long-term marketable securities, and no debt

“I am pleased with the progress we made in the overall business this quarter, despite the hospital staffing shortages that impeded RECELL usage in burn procedures,” said Dr. Mike Perry, AVITA Medical Chief Executive Officer. “We saw continued acceleration of enrollment into our soft tissue reconstruction trial, which is now close to completion with 58 of 65 subjects. We look forward to expanding into this $450 million serviceable addressable market upon approval, beginning with our existing burn center accounts and leveraging our new TPT code in the outpatient setting.”

First Quarter of Fiscal Year 2022 Financial Results

Total revenue for the three months ended September 30, 2021, was $7.0 million, an increase of $2.0 million or 39% over the $5.1 million reported for the same period in 2020. The increase was largely driven by broader utilization among our customer base as well as deeper penetration within individual customer accounts.

Gross profit margin for the three months ended September 30, 2021, was 85% compared to 82% reported for the same period in 2020. Higher gross margin was driven by lower shipping costs and increased production at our Ventura facility.

Total operating expenses for the three months ended September 30, 2021, was $12.3 million, a decrease of $2.7 million or 18% over the $14.9 million reported for the same period in 2020. The decrease in operating expenses is primarily attributable to lower stock-based compensation and higher costs in the prior year related to the Avita group’s redomiciliation to the United States, along with severance costs associated with a former executive. This was partially offset with higher travel costs in the current year due to fewer COVID-19 related travel restrictions.Net loss for the three months ended September 30, 2021 was $5.9 million, a decrease of $4.3 million, or 42%, over the $10.2 million loss recognized during the same period last year. The decrease in net loss was driven by the lower operating expenses described above and the higher revenue during the three months ended September 30, 2021.

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Second Quarter of Fiscal Year 2022 Revenue Guidance

•	Total revenue is expected to be approximately $7.0 million. This guidance reflects the anticipated impact of hospital staffing challenges as well uncertainty with the pandemic.

Webcast and Conference Call Information

The Company will host a conference call to discuss the first quarter financial results after market close on Monday, November 8, 2021, at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time (being 8.30 a.m. Australian Eastern Daylight Time on Tuesday, November 9, 2021). The conference call can be accessed live over the phone at (833) 614-1538 for U.S. callers or at (706) 634-6548 international callers, using conference ID:2592487. The live webinar can be accessed at https://ir.avitamedical.com.

Authorized for release by the Chief Financial Officer of AVITA Medical, Inc.

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ABOUT AVITA Medical, Inc.

AVITA Medical, Inc. is a regenerative medicine company with a technology platform positioned to address unmet medical needs in burns, chronic wounds, and aesthetics indications. AVITA Medical Inc. patented and proprietary collection and application technology provides innovative treatment solutions derived from the regenerative properties of a patient’s own skin. The medical devices work by preparing a RES® REGENERATIVE EPIDERMAL SUSPENSION, an autologous suspension comprised of the patient’s skin cells necessary to regenerate natural healthy epidermis. This autologous suspension is then sprayed onto the areas of the patient requiring treatment.

AVITA Medicals’ first U.S. product, the RECELL® System, was approved by the U.S. Food and Drug Administration (FDA) in September 2018. The RECELL® System is approved for acute partial-thickness thermal burn wounds in patients 18 years of age and older or application in combination with meshed autografting for acute full-thickness thermal burn wounds in pediatric and adult patients. The RECELL® System is used to prepare Spray-On Skin™ Cells using a small amount of a patient’s own skin, providing a new way to treat severe burns, while significantly reducing the amount of donor skin required. The RECELL® System is designed to be used at the point of care alone or in combination with autografts depending on the depth of the burn injury. Compelling data from randomized, controlled clinical trials conducted at major U.S. burn centers and real-world use in more than 8,000 patients globally, reinforce that the RECELL® System is a significant advancement over the current standard of care for burn patients and offers benefits in clinical outcomes and cost savings. Healthcare professionals should read the INSTRUCTIONS FOR USE—RECELL® Autologous Cell Harvesting Device (https://recellsystem.com/) for a full description of indications for use and important safety information including contraindications, warnings, and precautions.

In international markets, our products are marketed under the RECELL® System brand to promote skin healing in a wide range of applications including burns, chronic wounds, and aesthetics. The RECELL® System is TGA-registered in Australia and received CE-mark approval in Europe.

To learn more, visit www.avitamedical.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “intend,” “could,” “may,” “will,” “believe,” “estimate,” “look forward,” “forecast,” “goal,” “target,” “project,” “continue,” “outlook,” “guidance,” “future,” other words of similar meaning and the use of future dates. Forward-looking statements in this press release include, but are not limited to, statements concerning, among other things, our ongoing clinical trials and product development activities, regulatory approval of our products, the potential for future growth in our business, and our ability to achieve our key strategic, operational, and financial goals. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Each forward- looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those

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expressed or implied by such statement. Applicable risks and uncertainties include, among others, the timing of regulatory approvals of our products; physician acceptance, endorsement, and use of our products; failure to achieve the anticipated benefits from approval of our products; the effect of regulatory actions; product liability claims; risks associated with international operations and expansion; and other business effects, including the effects of industry, economic or political conditions including, but not limited to the ongoing COVID-19 pandemic which are outside of the company’s control. Investors should not place considerable reliance on the forward-looking statements contained in this press release. Investors are encouraged to read our publicly available filings for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this release, and we undertake no obligation to update or revise any of these statements.

FOR FURTHER INFORMATION:

U.S. Media

Sam Brown, Inc.

Christy Curran

Phone +1 615 414 8668

christycurran@sambrown.com

O.U.S Media

Monsoon Communications

Rudi Michelson

Phone +61 (0)3 9620 3333

Mobile +61 (0)411 402 737

rudim@monsoon.com.au

Investors ICR Westwicke Caroline Corner Phone +1 415 202 5678 caroline.corner@westwicke.com

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PR2021050

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AVITA MEDICAL, INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	As of
	September 30, 2021	June 30, 2021
ASSETS
Cash and cash equivalents	$60,484	$110,746
Marketable securities	29,703	—
Accounts receivable, net	3,118	3,467
BARDA receivables	603	3,936
Prepaids and other current assets	1,129	1,333
Restricted cash	201	201
Inventory	1,892	1,647

Total current assets	97,130	121,330
Marketable securities, long-term	19,801
Plant and equipment, net	1,357	1,458
Operating lease right-of-use assets	1,710	1,480
Intangible assets, net	472	472
Other long-term assets	703	761

Total assets	$121,173	$125,501

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	2,439	3,120
Accrued wages and fringe benefits	3,663	3,321
Other current liabilities	951	949

Total current liabilities	7,053	7,390
Contract liabilities	1,018	1,075
Operating lease liabilities, long term	1,107	878
Other long-term liabilities	503	503

Total liabilities	9,681	9,846

Contingencies (Note 10)
Shareholders’ Equity:
Common stock, $0.0001 par value per share, 200,000,000 shares authorized, 24,925,118 and 24,895,864 shares issued and outstanding at September 30, 2021 and June 30, 2021, respectively	3	3
Preferred stock, $0.0001 par value per share, 10,000,000 shares authorized, no shares issued or outstanding at September 30, 2021 and June 30, 2021	—	—
Additional paid-in capital	330,734	328,889
Accumulated other comprehensive income	8,199	8,259
Accumulated deficit	(227,444)	(221,496)

Total shareholders’ equity	111,492	115,655

Total liabilities and shareholders’ equity	$121,173	$125,501

The accompanying notes form part of the consolidated financial statements

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AVITA MEDICAL, INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,
	2021	2020
Revenues	$7,020	$5,060
Cost of sales	(1,088)	(929)

Gross profit	5,932	4,131

BARDA income	374	596
Operating expenses:
Sales and marketing expenses (1)	(3,518)	(3,265)
General and administrative expenses (1)	(5,349)	(8,302)
Research and development expenses (1)	(3,388)	(3,374)

Total operating expenses	(12,255)	(14,941)

Operating loss	(5,949)	(10,214)
Interest expense	(9)	(7)
Other income	16	4

Loss before income taxes	(5,942)	(10,217)
Income tax expense	(6)	(10)

Net loss	$(5,948)	$(10,227)

Net loss per common share:
Basic	$(0.24)	$(0.48)
Diluted	$(0.24)	$(0.48)
Weighted-average common shares:
Basic	24,905,403	21,503,643
Diluted	24,905,403	21,503,643

(1)	Total operating expenses include impact of share-based compensation as follows:

	Three-months ended September 30,
	2021	2020
Sales and marketing expenses	$291	$330
General and administrative expenses	1,251	2,766
Research and development expenses	300	170

Total	$1,842	$3,266

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